EXHIBIT 24.1
POWER OF ATTORNEY
DATED NOVEMBER 25, 2010
     KNOW ALL MEN BY THESE PRESENTS that the undersigned Minister of National Economy, being the Minister Responsible for Public Finances of the Republic of Hungary (the “Republic”), by his execution hereof, does hereby constitute and appoint Gyula Pleschinger, Chief Executive Officer of Government Debt Management Agency Private Company Limited by Shares of the Republic acting individually as his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, to execute and deliver the amendments to the Republic’s Annual Report on Form 18-K for the fiscal year ended December 31, 2008, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all the acts of said attorney-in-fact and agent which he may lawfully do or cause to be done by virtue thereof.
     IN WITNESS WHEREOF, the undersigned has hereunto set his hand.

Date: November 25, 2010	By:	/s/ György Matolcsy dr.
		Name:	György Matolcsy dr.
		Title:	Minister of National Economy